MEMORANDUM

                             FT 2576
                       File No. 333-168934

     The Prospectus and the Indenture filed with Amendment No. 2 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of Securities on September 22, 2010 and to set forth certain statistical data based thereon. In addition, there are a number of other changes described below.

                         THE PROSPECTUS

Cover Page     The date of the Trust has been added.

Page 3         The following information for the Trust appears:

               The   Aggregate  Value  of  Securities   initially
               deposited has been added

               The initial number of units of the Trust

               Sales charge

               The Public Offering Price per Unit as of the business day before the Initial Date of Deposit

               The Mandatory Termination Date has been added.

Page 5         The Report of Independent Registered Public
               Accounting Firm has been completed.

Page 6         The Statement of Net Assets has been completed.

Pages 7-8      The Schedule of Investments has been completed.

Back Cover     The date of the Prospectus has been included.

 THE TRUST AGREEMENT AND STANDARD TERMS AND CONDITIONS OF TRUST

               The Trust Agreement has been conformed to reflect the execution thereof.

                                    CHAPMAN AND CUTLER LLP

September 22, 2010